Exhibit 4.14

September 9, 2015

SECOND AMENDMENT TO

LOAN AGREEMENT

relating to an unsecured term loan facility
of up to US$50,000,000 to be used for
general corporate purposes and working
capital requirements

by and between
DIANA SHIPPING INC.
as Lender
- and-
ELUK SHIPPING COMPANY INC.
as Borrower

- and-

DIANA CONTAINERSHIPS INC.
as Guarantor

This AMENDMENT (the "Amendment") dated September 9, 2015 to that certain loan agreement dated as of May 20, 2013 is made on September 9, 2015.
BETWEEN
(1)	DIANA SHIPPING INC., a corporation incorporated under the laws of The Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the "Lender"), as lender;
(2)	ELUK SHIPPING COMPANY INC., a corporation incorporated under the laws of The Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and any wholly-owned subsidiary of the Guarantor that becomes an Additional Borrower pursuant to Section 12 hereof (each a "Borrower", collectively the "Borrowers"), as borrowers; and
(3)	DIANA CONTAINERSHIPS INC., a corporation incorporated under the laws of The Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the "Guarantor"), as guarantor.
Unless otherwise indicated, capitalized terms used in this Amendment are used with the meanings attributed thereto in the Loan Agreement.
WHEREAS, the parties wish to amend the Loan Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree as follows:

(A)	Section 10.1 of the Loan Agreement is deleted in its entirety and replaced with the following:

10.1	Back End Fee. The Borrowers, jointly and severally, agree to pay to the Lender on the date of this Amendment a back end fee in an amount equal to one and one quarter per cent. (1.25%) per annum of the total amount of the Loan outstanding (the "Back End Fee") in respect of the period commencing on the Drawdown Date(s) and ending on the date of this Amendment.
(B)	The Loan Agreement shall be amended to add a new Section 10.2 as follows:

10.2	The Borrowers, jointly and severally, agree to pay to the Lender on the Repayment Date a fee in an amount of $200,000.
(C)	The definition of "Margin" in Section 1.1 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

"Margin" means three per cent. (3.0%) per annum;

(D)	The Loan Agreement shall be amended to add a new Section 2.3 as follows:

2.3	Subordination. Each Borrower, the Guarantor and the Lender agree that the Loan shall be legally subordinated to indebtedness under a term loan with The Royal Bank of Scotland plc ("RBS") in the amount of up to $148,000,000 (the "RBS Term Loan") and exposure under an interest rate management facility (together with the RBS Term Loan, the "RBS Facility") entered into by the Guarantor and certain of its subsidiaries pursuant to an offer letter received by the Guarantor from RBS, dated July 30, 2015.

(E)	The definition of "Repayment Date" in Section 1.1 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

"Repayment Date" means March 15, 2022 or such earlier date on which the outstanding principal balance of the Loan is paid in full.

(F)	Section 6.2 of the Loan Agreement is deleted in its entirety and replaced with the following:

6.2	Repayment Installments. The Borrowers jointly and severally agree to repay the principal amount of the Loan in equal installments on the last day of each Interest Period (excluding the Repayment Date) in amounts totaling $5,000,000 per calendar year, provided that the amount to be repaid pursuant to this Section 6.2 shall not exceed $32,500,000 in the aggregate.

6.3	Voluntary prepayment. After the RBS Facility shall have been paid in full, each Borrower may prepay the whole or any part of the Loan, without penalty, at any time during the term of the Loan. No prepayment of the Loan shall be made other than in accordance with this Section 6.3.

(G)	Pursuant to Section 9.2 of the Loan Agreement, the Lender hereby consents to the entry by the Guarantor and certain of its subsidiaries into the RBS Facility.

(H)	Confirmation of Agreement. Except as expressly set forth herein, the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms, and each reference in the Agreement to "this Agreement" shall mean the Agreement as amended by this Amendment.

(I)	Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts (including by facsimile) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

(J)	Governing Law. The laws of the State of New York shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties, without regard to the principles of conflicts of laws thereof.

[Signature page follows]

THIS AMENDMENT has been entered into on the date stated above

BORROWER

SIGNED by	)
Margarita Veniou	)
for and on behalf of	) /s/ Margarita Veniou
Eluk Shipping Company Inc.	)
in the presence of:	)

GUARANTOR

SIGNED by	)
Anastasios Margaronis	)
for and on behalf of	) /s/ Anastasios Margaronis
Diana Containerships Inc.	)
in the presence of:	)

LENDER

SIGNED by	)
Ioannis Zafirakis	)
for and on behalf of	) /s/ Ioannis Zafirakis
Diana Shipping Inc.	)
in the presence of:	)